UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2007

FOX PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52721

(Commission File Number)

N/A

(IRS Employer Identification No.)

64 Knightsbridge, London England SW1X 7JF

(Address of principal executive offices and Zip Code)

44-207-590-9630

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On May 17, 2007, we entered into a share issuance agreement with EuroEnergy Growth Capital S.A. or EuroEnergy whereby EuroEnergy will advance up to $8,000,000 to our company under our drawdown requests, in exchange for units of our common stock. Pursuant to the agreement, the price of a unit is equal to 80% of the volume weighted average of the closing price of common stock as quoted on Yahoo! Finance for the 10 banking days immediately preceding the date of our drawdown request. Each unit consists of one common share and one warrant. One warrant will entitle EuroEnergy to purchase one additional common share at an exercise price equal to 125% of the unit price. The warrants will be exercisable for three years from the date of issue.

On October 26, 2007, we issued 81,904 units of our common stock to EuroEnergy at a deemed price of $2.44 per unit pursuant to the agreement. We gave EuroEnergy our drawdown request on October 1, 2007 in the amount of $200,000. Each warrant contained in the units entitles the holder to purchase one common share at an exercise price of $3.05 per common share until October 26, 2010.

On October 26, 2007, we issued 105,485 units of our common stock to EuroEnergy at a deemed price of $2.37 per unit pursuant to the agreement. We gave EuroEnergy our drawdown request on October 10, 2007 in the amount of $250,000. Each warrant contained in the units entitles the holder to purchase one common share at an exercise price of $2.96 per common share until October 26, 2010.

On October 26, 2007, we issued 179,487 units of our common stock to EuroEnergy at a deemed price of $1.95 per unit pursuant to the agreement. We gave EuroEnergy our drawdown request on October 23, 2007 in the amount of $350,000. Each warrant contained in the units entitles the holder to purchase one common share at an exercise price of $2.44 per common share until October 26, 2010.

We issued all of above units to a non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in offshore transactions relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits
10.1	Share Issuance Agreement (incorporated by reference from our current report on Form 8-K filed on June 1, 2007)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

Per: /s/ Alexander Craven

Alexander Craven

Director

Dated: October 31, 2007